Exhibit 10.13

AGREEMENT OF SALE

             THIS AGREEMENT OF SALE, made this 10th day of July, 2001 by and between ORLEANS HOMEBUILDERS, INC., a Delaware corporation authorized to do business in the State of New Jersey ("Buyer") and ROTTLUND HOMES OF NEW JERSEY, INC. T/A KEVIN SCARBOROUGH HOMES  a Minnesota corporation authorized to do business in the State of New Jersey (“Seller").

BACKGROUND

             A.         Seller is the owner or equitable owner of approximately 256 acres of land located on Evesboro-Medford and North Elmwood Roads in the Township of Evesham (“Township”), Burlington County, being more particularly described in Exhibit A attached hereto and made a part hereof (the "Entire Tract").   Seller is the equitable owner of certain portions of the Entire Tract pursuant to an Option to Sell Vacant Land by and between Seller and South Jersey Assets, Inc. (“South Jersey”) dated January 16, 1997 as amended by First Amendment dated July 17, 1997 (collectively “Option Agreement”).

             B.          Seller has sold and conveyed certain lands as more particularly described in Exhibit B attached hereto and made a part hereof to third party purchasers (“Settled Lots”).

             C.          The Entire Tract excepting thereout and therefrom the Settled Lots shall be hereinafter referred to as the “Real Property.”   The Real Property consists, in part, of Vacant Lots (as hereinafter defined) and WIP Lots (as hereinafter defined).   That portion of the Real Property owned in fee by Seller (whether WIP Lots or Vacant Lots) shall be known as the “Owned Lots” and any Lots (whether WIP Lots or Vacant Lots) under and subject to the Option Agreement shall be known as “Option Lots.”  The Vacant Lots, Affordable Lots (as hereinafter defined and as currently designated subject to the terms of Paragraph 28 hereof) and WIP Lots are listed on Exhibit C attached hereto and made a part hereof and shall be collectively known as the “Lots.”

             D.         Seller, at its sole cost and expense, has obtained all Governmental Approvals (as hereinafter defined) to permit the construction, development and sale of a single family detached  age-restricted dwelling on each of the Lots in accordance with the plans (“Plans”) as more particularly listed on Exhibit D attached hereto and made a part hereof ("Intended Use").

          For the purposes of this Agreement, a “Vacant  Lot” is defined as (i) a fee simple subdivided parcel sufficient to construct thereon a single family detached dwelling in width and size as depicted on the Plans (as hereinafter defined) and which has received all unappealable approvals, permits and licenses (except for building permits and the payment of water and sewer connection fees) necessary to construct, develop and market the dwelling, (ii) no construction of the home has commenced,  and (iii) for which no restriction or limitation on the sales price or occupants (other than an age restriction requiring one occupant to be at least 55 years of age or older) are placed or imposed by any governmental body, agency or court or pursuant to any court order or governmental implementation of any court order or settlement in furtherance of the Township of Evesham’s, Burlington County's or New Jersey's obligations under the Mt. Laurel II decision of the New Jersey Supreme Court, or "Fair Housing Act" of the State of New Jersey or the New Jersey Council of Affordable Housing regulations nor shall Buyer, except as otherwise stated herein, be obligated to make any contribution in furtherance of the above.

             For the purposes of this Agreement, a “WIP  Lot” is defined as (i) a fee simple subdivided parcel sufficient to construct thereon a single family detached dwelling in width and size as depicted on the Plans (as hereinafter defined) with water and sewer connection fees already paid by Seller and which has received all unappealable approvals, permits and licenses (except for certificates of occupancy) necessary to construct, develop and market the dwelling with a partially completed single family detached home thereon,  and  for which no restriction or limitation on the sales price or occupants (other than an age restriction requiring one occupant to be eat least 55 years of age or older) are placed or imposed by any governmental body, agency or court or pursuant to any court order or governmental implementation of any court order or settlement in furtherance of the Township of Evesham’s, Burlington County's or New Jersey's obligations under the Mt. Laurel II decision of the New Jersey Supreme Court, or "Fair Housing Act" of the State of New Jersey or the New Jersey Council of Affordable Housing regulations nor shall Buyer, except as otherwise stated herein, be obligated to make any contribution in furtherance of the above.

             For the purposes of this Agreement, an “Affordable  Lot” is defined as (i) a fee simple subdivided parcel sufficient to construct thereon a single family attached dwelling (townhouse) in width and size as depicted on the Plans (as hereinafter defined) and which has received all unappealable approvals, permits and licenses (except for building permits) necessary to construct, develop and market the townhouse, for which a restriction or limitation on the sales price or occupants are placed or imposed by any governmental body, agency or court or pursuant to any court order or governmental implementation of any court order or settlement in furtherance of the Township of Evesham’s, Burlington County's or New Jersey's obligations under the Mt. Laurel II decision of the New Jersey Supreme Court, or "Fair Housing Act" of the State of New Jersey or the New Jersey Council of Affordable Housing regulations.

             E.  Seller desires to sell and Buyer desires to purchase the Real Property subject to the terms and conditions set forth herein.

             NOW THEREFORE, in consideration of the covenants and provisions contained herein, and intending to be legally bound hereby, the parties hereto agrees as follows:

1.          Agreement to Sell and Purchase.

             Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, the Real Property (either by Deed (as hereinafter defined) or by Assignment of Option Agreement (as hereinafter defined)), consisting of the following:

             (a)         The lands more fully described on Exhibit E attached hereto, together with the buildings and other improvements situate thereon, and trees and shrubbery and appurtenances thereto including, without limitation, all easements, rights–of–way, privileges, licenses and other rights and benefits belonging to, running with or in any way relating to the Real Property; together with all right, title and interest of Seller in and to any land lying in the bed of any street, road or highway opened or proposed, in front of or abutting or adjoining the Real Property, and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the Real Property or for damage to the Real Property by reason of future change of grade of any street, road or highway.

2.          Purchase Price.

             Subject to adjustment described in Paragraph 28 below, the purchase price ("Purchase Price") for the Real Property shall be calculated in the following manner:

(a)         Fifty-Seven Thousand Dollars ($57,000) for each Owned Lot; and

(b)        Fifty-Seven Thousand Dollars ($57,000) for each Option Lot less $22,483.44 per Option Lot (being the option price of $18, 895.68 in effect as of the date of this Agreement plus $587.76 being Seller’s portion of the rollback taxes payable under the Option Agreement and the $3000 being the Per Lot Off-Site Improvement Cost (as described in Exhibit B of the Option Agreement).

             At Closing, Buyer shall pay in cash by wire transfer such portion of the Purchase Price equal to (i) the amount of all Owned Lots, (ii) the amount of all Conveyed Lots and (iii) such numberof Option Lots which when added to all Owned Lots and Conveyed Lots equal fifty percent of all Lots. If any Owned Lot is conveyed to a third party purchaser between August 1, 2001 and the date of Closing ( “Conveyed Lots”), then in that event, the Purchase Price shall be reduced by the Net Proceeds (as hereinafter defined) which shall be applied against the cash portion of the Purchase Price.  For the purposes of this paragraph, “Net Proceeds” shall be calculated in the following manner:

             1. Gross sales price (including lot premiums, options and upgrades) paid by third party purchaser for the Conveyed Lot less the sum of :

                           (A).      $57,000;

                           (B).       The value of the Construction Costs of that Conveyed Lot; and

                           (C).       Normal and ordinary settlement expenses incurred by Seller in the conveyance of the Conveyed Lot to a third party purchaser (such costs and expenses include transfer tax, broker commissions, and title company attendance charges).

             The balance of the Purchase Price shall be payable in the following manner:

             (c)         Buyer’s execution of a Purchase Money Note in the form attached hereto and made a part hereof as Exhibit F (“Note”).  The Note shall be secured by a Collateral Assignment of Option Agreement,  in the form attached hereto and made a part hereof as Exhibit G.  The Note shall be due and payable twelve (12) months from the date of Closing, with interest payable monthly calculated on a floating daily basis at the Prime Rate less one percent (1%) as published in the Wall Street Journal, calculated on the basis of a 360 day year.

3.          Deposit.

             Buyer shall pay to Settlers Title Agency, Inc. (the "Title Company") a deposit either in the form of cash or letter of credit substantially in the form attached hereto and made a part hereof as Exhibit H in the sum of One Hundred Twenty-Seven Thousand Six Hundred Fifty Dollars ($127,650.00) ((the "Deposit") within three (3) business days of the complete execution of this Agreement.  The Deposit, if in cash, shall be held in escrow in an interest bearing money market account in a federally–insured banking institution in the State of New Jersey and any interest accruing thereon shall be part of the Deposit.  If the performance and maintenance bonds (“Bonds”) listed on Exhibit I attached hereto and made a part hereof have been returned to Seller or are being returned to Seller at Closing, the Deposit shall be credited against the cash portion of the Purchase Price due at Closing (as defined below).  Otherwise, the Deposit shall remain in escrow until all of the Bonds have been returned to Seller, at which time the Deposit shall be released to Buyer.  If Buyer terminates this Agreement pursuant to Paragraphs 5, 6, 10, 11, 26 or 27, the Deposit plus the accrued interest thereon, shall be immediately returned to Buyer. Seller and Buyer acknowledge that the Title Company is acting solely as an escrow holder at their request and for their convenience and that the Title Company shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in willful disregard of this Agreement or involving its gross negligence.  Seller and Buyer shall jointly and severally indemnify and hold Title Company harmless from and against any loss or liability arising from the performance of its duties as Title Company hereunder, unless Title Company has wilfully disregarded the terms of this Agreement or committed gross negligence.  The Title Company shall not be entitled to any fees for the performance of its services as escrow holder hereunder.

             In the event there is any dispute between Seller and Buyer with respect to the performance of obligations hereunder or the disposition of the Deposit or in the event the Title Company shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties with respect to release of the Deposit (whether or not litigation has been instituted), Title Company shall have the right, at any time upon written notice to both Seller and Buyer (“Title Company Elections”), to (a) retain the Deposit in escrow pending resolution of the dispute or (b) place the Deposit with the Clerk of the Court in which any litigation is pending.              Prior to releasing the Deposit from escrow, Title Company shall give notice to the parties hereto of its disbursement intentions.  The parties shall be given ten (10) days from receipt of said notice to advise Title Company of a dispute with respect to the disposition of the Deposit.  In the event Title Company receives notice of any dispute from Seller or Buyer within said ten (10) days with respect to the performance of the parties’ obligations hereunder or the disposition of the Deposit and/or interest, Title Company shall select an alternative within the Title Company Elections.  If no notice of a dispute is received within said ten (10) days, Title Company shall be entitled and hereby directed to release the Deposit (to the extent the parties are entitled to same) in accordance with its disbursement notice and this Agreement of Sale.

 4.         Closing.

             Subject to the provisions of Paragraph 26 hereof and satisfaction of the Conditions Precedent set forth in Paragraph 5, the closing (“Closing”) shall occur on or before August 24, 2001.

             Closing hereunder shall take place at such location and at such time as Buyer shall designate by at least five (5) days notice to Seller.

5.          Conditions Precedent.

             Buyer's obligations under this Agreement and to complete Closing hereunder is expressly contingent and conditioned upon the following:

             (a)         Intentionally Deleted.

             (b)        Intentionally Deleted.

             (c)         Buyer shall have the right for a period of thirty (30) days after the date of this Agreement (the “Due Diligence Period”) to (i) investigate the Entire Tract and surrounding area and perform whatever tests on the Real Property Buyer desires, in its sole discretion (such tests include, but are not limited to, environmental testing, preparation of environmental reports and investigation, soil samples, wetland studies, surveys, percolation tests and test bores), (ii) review the plans, documents, reports, correspondence and any other information relevant to the Real Property, (iii) review the estimated costs of construction and development of any on–site or off–site improvements, and (iv) review any other information deemed relevant to Buyer, in its sole discretion, to ascertain whether the Real Property is suitable for the Intended Use.  In the event Buyer determines, in its sole discretion, that the Real Property is not suitable for the Intended Use,  Buyer shall have the right within such thirty (30) days to terminate the Agreement by notice to Seller in which case the Deposit shall be immediately returned to Buyer whereupon this Agreement shall be null and void (except for the indemnity provisions set forth in Paragraph 9(a) which shall survive such termination), and neither party shall have any further rights or obligations hereunder.

             (d)        Intentionally Deleted.

             (e)         All easements, licenses or grants necessary to construct, develop and use the Real Property in accordance with the Intended Use shall have been granted to Seller at or prior to Closing.  If granted to Seller, at Buyer's request, such easements, licenses or grants shall be assigned to Buyer at Closing.

             (f)         All representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of date of Closing hereunder in all material respects as though such representations and warranties were made at and as of Closing hereunder ("Seller's Representations").

             (g)        Seller obtaining, at its sole cost and expense, within thirty (30) days of the date after the date of this Agreement, confirmation from the New Jersey Department of Environmental Protection ("NJDEP") that the provisions of the Industrial Site Recovery Act are not applicable to the present transaction (or, if required, Seller, at its option, obtaining such authorization from NJDEP as required in order to permit the transaction to proceed).   Seller shall promptly furnish Buyer with a copy of said ISRA application, as well as copies of any correspondence received from NJDEP.

             (h)        Seller, obtaining, at its sole cost and expense, an Assignment of the Option Agreement duly executed by South Jersey, Seller and Buyer in form satisfactory to the parties.

             (i)          Each party shall diligently and, in good faith proceed to fulfill the Conditions Precedent for which it is responsible, and each party agrees, at no cost and expense to it to cooperate fully with the other party in fulfilling the Conditions Precedent and to execute any reasonably required applications and /or documents.   If either party, after good faith efforts, determines that it is unable to fulfill or comply with the Conditions Precedent for which it is responsible, that party shall give notice to the other in which case, Buyer shall either (i) terminate this Agreement by notice to Seller, whereupon the Deposit shall be promptly released to Buyer and this Agreement shall be null and void (except for the indemnity provisions set forth in Paragraph 9(a) which shall survive such termination) and neither party shall have any further rights or obligations hereunder, or (ii) waive the Condition Precedent by written notice to Seller.

6.          Title.

             (a)         At Closing, Seller shall convey fee simple title to the Owned Lots to Buyer or its designee by delivery of the Deed (as hereinafter defined).  Title to the Owned Lots, shall be good and marketable, and shall be insurable as such at regular rates by the Title Company, free of all liens, encumbrances, leases or other rights or occupancies and title company exceptions, except those liens and other encumbrances (the "Permitted Exceptions") to which Buyer has not objected in writing within thirty (30) days of the date of this Agreement.  Any monetary liens or encumbrances other than the Permitted Exceptions shall be removed by the Seller, at Seller’s expense, prior to Closing.  Subsequent to the execution of this Agreement, Seller shall not further encumber the Real Property in any fashion whatsoever without the written approval of Buyer.   Seller shall deliver to Buyer copies of any title reports, data or surveys in its possession related to the Real Property simultaneous with its execution of this Agreement.  At Closing, Seller shall deliver exclusive possession and occupancy of the Owned Lots.

             Buyer shall deliver to Seller within thirty (30) days from the date of this Agreement a copy of its title report together with a written list of all objections thereto.  Seller shall have a period of five (5) days from receipt of such objections to advise Buyer in writing whether Seller shall have the objections removed or cured prior to Closing.  Seller’s failure to notify Buyer within the stated time period shall be deemed Seller’s election not to cure. If Seller is unwilling to remove or cure the objections prior to Closing, Buyer shall have five (5) days thereafter to either: (a) terminate its obligation hereunder and receive the Deposit whereupon this Agreement shall be null and void (except for the indemnity provisions set forth in Paragraph 9(a) which shall survive such termination) and neither party shall have any further liability hereunder; or (b) agree to accept such title as Seller agrees to deliver at Closing.

              At Closing, Seller shall deliver a Bargain and Sale Deed with Covenants Against Grantor's Acts, in proper recordable form, duly–executed and acknowledged by Seller for the Owned Lots (the "Deed"), an Affidavit of Title and such other documents (including, but not limited to, Assignment of Option Agreement in a form mutually acceptable to the parties and duly executed by South Jersey,  Assignment of Special Declarants Rights, Bill of Sale, Assignment of Plans (which shall include consents of the engineers and architects), Governmental Approvals and Outstanding Agreements (as hereinafter defined), and an Closing Agreement confirming and ratifying the representations and warranties set forth herein)) which shall be reasonably required by Buyer, its counsel, and/or the Title Company.

             (b)        If Seller is unable to convey title to the Owned Lots in accordance with the requirements of  Paragraph 6(a) above, Buyer shall have the option (i) of taking such title to the Owned Lots as Seller can convey, with abatement of the Purchase Price to the extent of any liens and encumbrances of a fixed or ascertainable amount as set forth in the title report or  (ii) of  terminating Buyer’s obligations under this Agreement and being repaid the Deposit, together with  the amount of all charges incurred by Buyer for searching title, and upon payment of these amounts, this Agreement shall be null and void and neither party shall have any obligations hereunder (except for the indemnity provisions set forth in Paragraph 9(a) which shall survive such termination).

7.          Seller's Covenants, Representations, and Warranties.

             Seller, to induce Buyer to enter into this Agreement and to complete Closing hereunder, makes the following covenants, representations and warranties to Buyer:

             (a)         Seller warrants and represents that (i) to its actual knowledge (actual knowledge meaning the knowledge of John Sheridan and the officers and directors of Seller and the individuals responsible for construction of the improvements at the Entire Tract) and except as otherwise disclosed in the Phase I Environmental Site Assessment dated  August, 1994, prepared by Environmental Resolutions, Inc., Phase II Environmental Assessment dated November 1994 prepared by Environmental Resolutions, Inc, Phase I Environmental Assessment dated March, 1997 prepared by  Environmental Resolutions, Inc., Phase II Addendum dated May, 1995 prepared by  Environmental Resolutions, Inc., Letter report dated March 14, 1997 prepared by Environmental Resolutions, Inc. and No Further Action Letter dated September 18, 1997 from NJDEP ( collectively, the “Environmental Reports”), no hazardous or toxic materials or substances or hazardous waste, residual waste or solid waste (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, and any other state or local environmental laws applicable thereto) are present on the Entire Tract (including, but not limited to, surface and ground water); (ii) Seller has not been identified in any litigation, administrative proceedings or investigation as a potentially responsible party for any liability under any applicable environmental, hazardous or solid waste laws with respect to the Entire Tract; (iii) except as otherwise disclosed in the Environmental Reports, Seller does not have any knowledge of the use, discharge, storage, transfer, handling, disposal or processing over, in, on or under the Entire Tract of any substances in violation of such laws; (iv) with respect to the  Entire Tract, Seller has no actual knowledge of and has not received any notice from any governmental or quasi–governmental agency regarding any actual or potential violation of any applicable environmental, hazardous waste or solid waste laws.  Simultaneous with  its execution of this Agreement, Seller shall deliver complete and accurate copies of the Environmental Reports together with reliance letters from the consultant who prepared such reports authorizing Buyer, its successors and assigns and Buyer’s lenders the right to use and rely upon such reports.  Seller has no actual knowledge of any other environmental reports, tests or audits regarding any portion of the Entire Tract existing elsewhere.  To its actual knowledge, no landfill has occurred on any portion of the Entire Tract and no debris has been buried or placed on any portion of the Entire Tract.

             (b)        To its actual knowledge, there were and are no underground storage tanks on the Entire Tract.

             (c)         Except for the Model Leases (as hereinafter defined), there are no other leases, tenancies, licenses or other rights of occupancy or use for all or any portion of the Real Property and possession of the Real Property shall be given to Buyer unoccupied and free and clear of any leases  (excepting the Model Leases) and claims to or rights of possession, occupancy or use.

             (d)          Seller is under no restriction which would prohibit or prevent the conveyance of title as herein required and Seller will do nothing or suffer anything which would impair or hinder the Seller's so ability to convey.

             (e)         Except for agreements of sale to third party purchasers, true and correct copies of which are listed in Exhibit J  attached hereto and made a part hereof (“Outstanding Agreements”), there are no other agreements of sale, rights of first refusal, options to purchase, rights of reverter or rights of first offer relating to the Real Property or any portion thereof.

             (f)         There is no claim, action, suit or proceeding, pending or threatened, against Seller or any portion of the Real Property, or relating to or arising out of the ownership, management or operation of the Entire Tract or sale of Settled Lots or Lots in any court or before or by any governmental or public department, commission, board, bureau or agency.  There is no claim, action, suit or proceeding, pending or threatened, against Seller relating to or arising out of Seller’s actions or inaction as Developer (as such term is defined in the Amended and Limited Public Offering Statement for Village Greenes registered November 7, 1997 as amended by amendment dated November 12, 1998  (“POS”) or as Declarant (as such term is defined in the Declaration of Covenants, Easements, and Restrictions for Village Greenes dated July 13, 1998 and recorded in Burlington County in Deed Book 5616, Page 157 (“Declaration”) in any court or before or by any governmental or public department, commission, board, bureau or agency.

             (g)        No assessments for public improvements have been made against the Real Property which will remain unpaid as of Closing on the Real Property and all assessments for work ordered, commenced or completed prior to the date of Closing shall have been paid by Seller in full at or prior to Closing.  Buyer shall pay all assessments for work ordered or commenced after the date of Closing.  Seller has not received written notice from any governmental agency of any special or other assessments for public improvements affecting the Real Property or any portion thereof.

             (h)        Seller has no notice nor actual knowledge of (i) pending annexation or condemnation proceedings affecting or which may affect, all or any portion of the Real Property or (ii) could result in the termination or reduction of the current access of the Real Property to existing public streets or of any reduction in/or to the sewer, water or other utility services presently serving or intended to serve the Real Property.

             (i)          Seller is not a foreign person as defined by the Foreign Investment in Real Property Tax Act.  At Closing, Seller shall execute and deliver to Buyer a Non-Foreign Affidavit in form satisfactory to Buyer and Title Company.

             (j)          There are no adverse parties in possession of the Real Property.

             (k)         To Seller’s actual knowledge, no portion of the Real Property is (or there is no condition existing with respect to the Real Property)  in violation of any applicable law, ordinance, code, rule, order regulation or requirement of any governmental or quasi-governmental authority and there are no outstanding and uncured notices of such violations.

             (l)          The Outstanding Agreements are full force and effect and are assignable to Buyer without the consent of any third party.

             (m)        To Seller’s actual knowledge, there is no pending or anticipated reassessment or reclassification of any or all of the Real Property for state or local real property taxation purposes.

             (n)        Seller has and shall continue to have at Closing the full power and authority to execute and deliver this Agreement and all other documents now of hereafter to be executed and delivered by Seller pursuant to this Agreement and to consummate the transactions contemplated thereby.

             (o)        The authorization, execution and delivery of this Agreement by Seller and the consummation of the transactions described herein do not and will not, at Closing, with or without the giving of notice or passage of time or both, violate, conflict with or result in the breach of any terms or provisions of, or require any notice, filing, registration or further consent, approval, authorization under any instrument or agreement to which Seller may be bound and/or relating  to or affecting the Real Property or portions thereof.

             (p)        Seller is a corporation duly organized and validly existing under the laws of the State of Minnesota, authorized to do business in the State of New Jersey and has the legal right, power and authority to enter into this Agreement and perform all of its obligations hereunder, and the execution of this Agreement by Buyer has been fully authorized by all requisite action.

             (q)        Seller has duly registered the Entire Tract in accordance with the requirements of the New Jersey Planned Real Estate Development Full Disclosure Act (N.J.S.A. 45:22A-21 et seq.) and the regulations promulgated thereunder, and has complied with the terms and provisions of the same in its sale of any of the Lots or Settled Lots to third party purchasers.

             (r)         To Seller’s actual knowledge, Seller, its employees and subcontractors, to the extent it has constructed, installed, replaced or repaired improvements on the Entire Tract or off-site (as required by the Governmental Approvals), has constructed , installed, replaced or repaired such improvements in accordance with the requirements of the Governmental Approvals and Warranties (as hereinafter defined) and in accordance with the governmental agencies or utility companies having jurisdiction over such improvements.

             (s)         Other than those items listed on the Payables Schedule attached hereto as Exhibit K attached hereto and made a part hereof, which shall be updated as of the date of Closing, Seller has paid all professionals (including but not limited to attorneys, architects, engineers), subcontractors, suppliers, vendors for all work, equipment, materials, or supplies relating to the Entire Tract or improvements thereon.  No subcontractor, supplier or vendor has filed or threatened to, file a claim  under the New Jersey Construction Lien Law of any similar statute or took any other action seeking to be reimbursed for services, materials or supplies.

             (t)         Seller represents and warrants that  true, correct and complete copies of the Model Lease dated December 15, 1998 (with Assignment with Notification dated December 15, 1998 addressed to Union Planters Bank) (“ESA”), dated December 15, 1998 as amended by letter dated October 30, 2000, Exclusive Sales Agreement, Motivation Agreement dated December 15, 1998 are attached hereto as part of Exhibit L and are collectively known as the “Lease Documents”.  The Lease Documents are  in full force and effect, and Seller has no knowledge of or notice of any default  under the any of the Lease Documents.  Any defaults by Seller under any of the Lease Documents shall be cured by Seller, at its sole cost and expense, prior to Closing.

             Seller shall provide Buyer with a copy of any notice regarding the Lease Documents within two (2) days after Seller’s receipt of same.  At Closing, Seller shall assign its rights under the Lease Documents to Buyer.  Seller shall pay all costs and expenses due under the Lease Documents up to the date of Closing.  Buyer shall pay all costs and expenses under the Lease Documents from the date of Closing.  At Closing, Seller shall deliver an Assignment of Lease Documents substantially in the form attached hereto and made a part hereof as Exhibit M and a Non-Disturbance Agreement reasonably acceptable to the parties.   The calculation of the Purchase Price does not include the Model Homes since the Model Homes are owned by Strategic Capital Resources, Inc. (“Strategic”).

Furthermore, Seller shall assign at Closing with Strategic’s consent,  its rights and obligations under the Exclusive Sales Agreement dated December 15, 1998 and Motivation Agreement dated December 15, 1998, true and correct copies of which are also attached as part of Exhibit L.

             (u)        As of the date of Closing, Seller has obtained and continued in effect, at its sole cost and expense, any and all governmental and quasi–governmental approvals, permits and licenses (except for the payment of sewer and water connection fees for the Vacant Lots), including, but not limited to those approvals, permits and licenses listed in Exhibit N  attached hereto and made a part hereof as are necessary or required to permit the construction, development and sale of the Real Property in accordance with the Intended Use ("Governmental Approvals").  All Governmental Approvals are valid and unappealable with all appeal periods having expired with no appeals pending.  Simultaneously with Seller’s execution of this Agreement, Seller shall provide Buyer with full and complete copies of the Governmental Approvals.

             (v)        A true and correct copy of the Option Agreement is attached hereto and made a part hereof as Exhibit O.   The Option Agreement is in full force and effect, and Seller and South Jersey have not defaulted under the terms of the Option Agreement nor has Seller received any notice of default under the Option Agreement.  Prior to Closing, Seller shall comply with its obligations under the Option Agreement.  Seller shall immediately provide copies of any notices received pursuant to the Option Agreement to Buyer.  Seller has paid to South Jersey all monies due under the Option Agreement with respect to each Owned Lot, including, but not limited to, Three Thousand Dollars ($3000.00) Per Lot Off-Site Improvement Cost (as described in Exhibit B of the Option Agreement).

             (w)        All rollback taxes assessed under the "Farmland Assessment Action of 1964" (N.J.S.A 54:4 23.1) or other similar acts against the Entire Tract have been paid by South Jersey pursuant to the terms of the Option Agreement.   Seller’s only obligation with respect to rollback taxes is to pay South  Jersey $587.76 per Option Lot.

8.          Buyer's Covenants, Representations and Warranties.

             Buyer, to induce Seller to enter into this Agreement and to complete Closing hereunder, makes the following covenants, representations and warranties to Seller:

             (a)         Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware authorized to do business in the State of New Jersey and has the legal right, power and authority to enter into this Agreement and perform all of its obligations hereunder, and the execution of this Agreement by Buyer has been fully authorized by all requisite action.

             (b)        Buyer hereby agrees to and shall accept the Real Property in its “as is” and “where is” condition and except as otherwise provided in this Agreement, Seller makes no representation regarding the state of or condition of the Real Property.

9.          Operations Prior to Closing.

             Between the date of this Agreement of Sale and Closing hereunder;

             (a)         Buyer shall have the right to enter upon the Real Property to inspect, appraise and perform any tests necessary or desirable to determine the suitability and the adaptability of the Real Property for the Intended Use.  After the date of this Agreement of Sale, Seller shall afford Buyer full and complete access to all of Seller's records and files relating to the Real Property which shall remain Seller's property until Closing.  Buyer shall give at least verbal notice to Seller before entering the Real Property so Seller can accompany Buyer if it so desires.  If Buyer’s inspection activities reveal potential violations of law, Buyer shall promptly notify Seller.  The parties agree and acknowledge that Buyer shall not be responsible for any damage caused to any fields or crops as a result of the Buyer’s exercise of its rights hereunder but Buyer shall be responsible for, and shall indemnify Seller from and against  all other injuries to any person or damage to any personal property associated with Buyer’s testing activities at the Real Property.   At Seller’s request, Buyer shall provide Seller with copies of all reports, investigations and testing activities performed by Buyer.

             Buyer shall carry liability insurance in an amount of Two Million ($2,000,000) Dollars with respect to such inspection and testing activities, naming Seller as an additional insured and shall deliver a certificate of insurance to Seller prior to undertaking any inspection or testing activities on any part of the Real Property.

             (b)        Seller shall continue to improve the Real Property in accordance with the requirements of the Governmental Approvals.

             (c)         Promptly after the receipt thereof by Seller, Seller shall deliver to Buyer a copy of any tax bill, notice or statement of value, notice of change in the tax rate affecting or relating to the Real Property, notice or claim of any violation from any governmental authority or notice of any taking, affecting or relating to the Real Property.

             (d)        Seller shall continue to market the Lots upon the prices and terms existing as of the date of this Agreement, with  any changes to such prices or terms to be approved by Buyer.

             (e)         Seller shall not enter into a Agreement of Sale for any of the Model Lots without Buyer’s consent.

10.        Default.

             (a)         Seller's Default.  If  Seller violates any terms of this Agreement or if Closing under this Agreement is not consummated on account of Seller's default hereunder, the Deposit and all monies paid to Seller or on its behalf by Buyer shall be returned immediately to Buyer and in addition thereto, Buyer may pursue the remedy of specific performance. If specific performance is unavailable due to Seller’s intentional acts (such as conveyance of the Real Property to a party other than Buyer), then Buyer may pursue any and all other remedies available to it in law or in equity.  Any default hereunder shall be also be default under the terms and provisions of the Agreement of Sale between Buyer and Seller dated as of June 29, 2001 for lands in Hainesport Township, Burlington County, New Jersey (“Hainesport Agreement”). Notwithstanding anything to the contrary contained in this Agreement, Seller shall have ten (10) days after notice to cure any default hereunder before Buyer shall have the right to exercise any remedies hereunder.

             (b)        Buyer's Default.  If Buyer violates any terms of this Agreement or if Closing under this Agreement is not consummated on account of Buyer's default hereunder, Seller shall be entitled to the Deposit and any interest accruing thereon.   In such event, the payment of the Deposit  shall be deemed to be and shall be fully liquidated damages for such default of Buyer, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon the Buyer's default.  Seller's receipt of the Deposit is not intended as a penalty, but as full liquidated damages and upon such retention, this Agreement shall terminate and become null and void, and neither party shall have any further rights or obligations hereunder.  The right to retain the Deposit as full liquidated damages is Seller's sole and exclusive remedy in the event of such default hereunder by Buyer and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Buyer: (i) for specific performance of this Agreement; or (ii) to prove that Seller's actual damages exceed the total of the Deposit.  Any default hereunder shall be also be default under the terms and provisions of the Hainesport Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have ten (10) days after notice to cure any default hereunder before Seller shall have the right to exercise any remedies hereunder.

11.        Condemnation.

             If, after the date hereof and prior to Closing, all or any material portion of the Real Property (for the purposes of this Paragraph material is defined as loss of more than ten (10) Lots, loss of clubhouse or a material adverse change in access to the Real Property or portions thereof) is condemned or taken by eminent domain (or is the subject of pending or contemplated proceeding or taking by eminent domain), Seller shall promptly give Buyer a copy of the notice of such condemnation, taking or change, and Buyer shall have the option to terminate this Agreement by giving notice to Seller within ten (10) days after the receipt of such Seller's notice.  Upon the giving of such notice by Buyer, Buyer shall be entitled to the immediate return of the Deposit and upon such return to Buyer, this Agreement shall terminate and become null and void, and neither party shall have any further rights or obligations hereunder (except for the indemnity provisions set forth in Paragraph 9(a) which shall survive such termination). If Buyer shall not exercise its option to terminate this Agreement as hereinabove set forth, then this Agreement shall remain in full force and effect without a reduction in the Purchase Price and Buyer shall be entitled to, and at Closing, Seller shall assign to Buyer any and all claims that Seller may have to condemnation awards and/or any and all causes of action with respect to such condemnation or taking relating to the Real Property. Furthermore, at Closing, Seller shall pay to Buyer, by the plain check of the Title Company, an amount equal to all payments theretofore made with respect to such condemnation, taking or change. Any negotiations, agreements or contests, or offers or awards relating to such condemnation or taking of or change relating to the Real Property shall be subject to the participation and consent of Buyer provided Buyer has waived its termination right hereunder.  Buyer agrees to act with promptness and reasonableness in its participation in any such negotiations, agreements or contests or offers or awards.

12.        Assignability.

             Buyer shall have the right to assign this Agreement and its rights hereunder to any person or entity provided such assignee is fifty–one percent  (51%) or more owned by, Buyer, or  Jeffrey P. Orleans, and, upon notice from Buyer, Seller shall convey the Real Property to any such assignee of Buyer.  Any permitted assignee of Buyer shall be entitled to all the rights and powers of Buyer hereunder provided however that Orleans Homebuilders, Inc. shall execute a guaranty guaranteeing the obligations under the Note..

13.        Notices.

             (a)         Any notice required or permitted to be given by the terms and provisions of this Agreement shall be in writing and shall be deemed to have been served and given:

                           (i)          three (3) business days following the date when deposited by postage prepaid, registered or certified mail, return receipt requested, in the United States' mail;

                           (ii)         on the first business day following delivery thereof to a recognized overnight courier such as Federal Express;

                           (iii)        on the date transmitted by a legible telecopier transmission; or

                           (iv)       when personally delivered.

             Business days shall mean Monday through Friday and excludes Saturday, Sunday and national holidays.  Notice given in any other manner shall be deemed to have been served and given when actually received by the party to which such notice was directed.  Either party may designate a different address for the purposes of notice hereunder by notice given herein prescribed.  Notice shall be given as follows:

             If intended for Seller:

                           Rottlund Homes of New Jersey, Inc.
                           3065 Centre Point Drive
                           Roseville, MN 55113
                           Fax Number:651-638-0505
                           Attention: Steven A. Kahn, Chief Financial Officer

             with a copy to:

                           Gary L. Green, Esquire
                           Archer & Greiner
                           One Centennial Square
                           PO Box 3000
                           Haddonfield, NJ 08033-0968
                           Fax Number: 1-856-795-0574

             If intended for Buyer:

                           Orleans Homebuilders, Inc.
                           One Greenwood Square
                           3333 Street Road, Suite 101
                           Bensalem, PA  19020
                           Attention:  Benjamin D. Goldman, Vice-Chairman
                           Fax Number (215) 633-2351

             with a copy to:

                           Orleans Homebuilders, Inc.
                           One Greenwood Square
                           3333 Street Road, Suite 101
                           Bensalem, PA  19020
                           Attention: Lawrence J.  Dugan, Esquire
                           Fax Number (215) 633-2352

14.        Brokerage.

             Each party represents and warrants to the other that it or they have not made any agreement or taken any action which may cause anyone to become entitled to a commission, fee or other compensation as a result of the transactions contemplated by this Agreement except for Seller’s agreement to pay Cohen Schatz Associates, Inc., a licensed New Jersey real estate broker, pursuant to a separate agreement.  Seller represents and warrants that it shall pay the commission due Cohen Schatz, Inc. at  Closing. Each party agrees to indemnify, defend and hold harmless the other from and against any and all claims, actual or threatened, losses or expenses (including attorneys' fees and disbursements and court costs) resulting by reason of such party's breach (or alleged breach) of the foregoing representations, warranties and covenants.

15.        Survival.

             Notwithstanding any presumption to the contrary, all covenants, conditions, representations, warranties and agreements of Buyer and Seller contained herein shall not be discharged upon, and except as otherwise stated herein, shall survive for a period of one (1) year from the date of Closing.

16.        Captions.

             The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

17.        Successors and Assigns.

             This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

18.        No Recording.

             Neither Seller nor Buyer shall cause or permit this Agreement to be filed of record in any office or place of public record and, if Buyer or Seller shall fail to comply with the terms hereof by recording or attempting to record to the same, such acts shall not operate to bind or cloud  title to the Real Property.  Filing of this Agreement in a recorder’s office by Buyer  shall constitute a default hereunder.  However, the filing of this Agreement or any suit or any proceeding in which this document is relevant or material shall not be deemed to be a violation of this Paragraph.

19.        Entire Agreement.

             This Agreement constitutes and expresses the whole agreement of the parties hereto with reference to the subject matter hereof and to any of the matters or things herein provided for, or hereinbefore discussed or mentioned in reference to the subject matter hereof, all prior promises, undertakings, representations, agreements, understandings and arrangements relative thereto being merged herein.

20.        Construction.

             This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving any effect to any New Jersey law or other laws regarding conflicts of law or to any presumption, canon or rule of law requiring or permitting construction against the party who drafted this Agreement.

21.        Modification.

             This Agreement may be amended or modified only in a writing signed by the parties hereto.

22.        No Waiver.

             (a)         No consent or waiver, express or implied, by Buyer to or of a breach of any representation, covenant, condition, agreement or warranty of Seller shall be construed as a consent to or waiver of any other breach of the same or any other representation, covenant, condition, agreement or warranty of Seller.

             (b)        No consent or waiver, express or implied, by Seller to or of a breach of any representation, covenant, condition, agreement or warranty of Buyer shall be construed as a consent to or waiver of any other breach of the same or any other representation, covenant, condition, agreement or warranty of Buyer.

23.        Severability.

             If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

24.        Background and Exhibits.

             The Background and Exhibits attached hereto are hereby incorporated herein and made a part hereof.

25.        Adjustments or Incidental Costs.

             (a)         Real estate taxes, water and sewer charges (on the basis of actual fiscal years for which such taxes and charges are assessed) shall be apportioned pro–rata between Buyer and Seller on a per diem basis as of Closing.  As of Closing, Seller will make any payment necessary to cause the Association’s year to date net income to be zero, provided, however, that Seller shall not be responsible for any payment to the extent resulting from delinquent homeowners’ payments for dues or special assessments.  Any charges, fees or assessments imposed by the Association against Seller shall be paid by Seller.  Prior to Closing, Seller, at Buyer’s request, shall obtain a certificate from the Association showing any unpaid dues, charges or assessments owed by the Seller to the Association through the date of Closing.

             (b)        Any realty transfer taxes imposed in connection with this transaction shall be paid by Seller at Closing hereunder.

26.        Moratorium.

             If prior to Closing, a water, sewer or building moratorium prevents Buyer from obtaining water, sewer or building permits or connections sufficient for its Intended Use, then the time within which Buyer shall be required to complete such Closing shall be extended to the extent of the moratorium plus thirty (30) days.  In the event a moratorium extends one year beyond the date originally set for Closing, either party shall have the right to terminate by notice to the other, whereupon this Agreement, subject to provisions of the last sentence in this Paragraph,  shall terminate and become null and void, and neither party shall have any further rights or obligations hereunder (except for the indemnity provisions set forth in Paragraph 9(a) which shall survive such termination).  In the event Seller is the party giving such notice, Buyer shall have the right to nullify the effect thereof by closing within thirty (30) days after receipt of Seller’s notice.

27.        Fire or Other Casualty.

             If, at any time prior to Closing, all or any material portion of the Real Property (for the purposes of this Paragraph, material is defined as loss of more than ten (10) Lots, loss of clubhouse or a material adverse change in access to the Real Property or portions thereof) is destroyed or damaged as a result of fire or other casualty, Seller shall promptly give written notice thereof to Buyer, and Buyer shall have the option to terminate this Agreement by giving notice to Seller within ten (10) days after the receipt of such Seller's notice.  Upon the giving of such notice by Buyer, Buyer shall be entitled to the immediate return of the Deposit and upon such return to Buyer, this Agreement shall terminate and become null and void, and neither party shall have any further rights or obligations hereunder (except for the indemnity provisions set forth in Paragraph 9(a) which shall survive such termination). If Buyer shall not exercise its option to terminate this Agreement as hereinabove set forth, then this Agreement shall remain in full force and effect without a reduction in the Purchase Price and Buyer shall be entitled to, and at Closing, Seller shall assign to Buyer any and all claims that Seller may have to insurance and/or any and all causes of action with respect to such casualty or loss relating to the Real Property. Furthermore, at Closing, Seller shall pay to Buyer, by the plain check of the Title Company, an amount equal to all payments theretofore made with respect to such casualty or loss. Any negotiations, agreements or contests, or offers or awards relating to such casualty or loss shall be subject to the participation and consent of Buyer.  Buyer agrees to act with promptness and reasonableness in its participation in any such negotiations, agreements or contests or offers or awards.

28.        Affordable Lots.

As part of the Governmental Approvals, Seller is obligated to construct seventeen (17)  Affordable Lots either on-site or off-site.  Seller has entered into an Agreement dated November 29, 2000 (“B’Nai B’Rith Agreement”) with B’Nai B’Rith Elmwood House, Inc. (“B’Nai B’Rith”) to facilitate the construction of 15 low income homes on property owned by B’Nai B’Rith.  Seller shall provide evidence satisfactory to Buyer that the construction of 15 Affordable Lots on property owned by B’Nai B’rith completely satisfies the Governmental Approvals.  If B’Nai B’rith fails to complete construction of the homes or if Seller otherwise fails to satisfy its obligations with respect to the Affordable Lots (such as by entering into a Regional Contribution Agreement) by the earlier of (i) Buyer’s prepayment of the entire amount due under the Note or (ii) the maturity date of the Note, then Buyer shall have the automatic right to set off against the amounts due under the Note, such set-off be equal to the amount of $57,000 x the number of Affordable Lots required to be constructed on the Real Property. In the event Buyer exercises its set-off rights hereunder and Seller subsequently satisfies its obligations with respect to the Affordable Lots, then in that event, Buyer shall reimburse Seller the sum of $57,000 x the number of Affordable Lots not required to be constructed on the Real Property(but in no event more than amount set-off) less any expenses incurred by Buyer as result of Seller’s delay in satisfying this obligation.

29.        Models and Sales Center.

             Seller has constructed six (6) models on the Entire Tract, being more specifically described in Exhibit L attached hereto and made a part hereof (“Models”).  Seller has conveyed the Models to Strategic Capital Resources, Inc. (“Strategic”) as part of a financing transaction.

             The Model Furnishings being more specifically described in Exhibit P attached hereto and made a part hereof are owned by Seller.  At Closing, Seller shall convey fee simple title to the Model Furnishings to Buyer or its designee by delivery of a Bill of Sale upon payment of Seventy-Three Thousand Five Hundred Dollars ($73,500) in cash, which amount is in addition to the Purchase Price..  Title to the Model Furnishings shall be good and marketable  free of all liens, encumbrances, leases or other rights.

             In addition to the Models, Seller has constructed a sales center on one of the Lots (being Block 15.06, Lot 15) (“Sales Center”).  Seller is the fee owner of the Sales Center and shall convey the same to Buyer at Closing in accordance with the terms and provisions of this Agreement upon payment of  Two Hundred Thousand Dollars ($200,000) in cash, which amount is in addition to the Purchase Price.

30.        Warranty.

             Seller has issued a ten year builder’s warranty (issued by Residential Warranty Corporation) for each of the Settled Lots and Model Lots in accordance with the terms and provision of the New Home Warranty and Builder’s Registration Act (N.J.S.A. 46:3B-1 et seq.)(“Home Warranty”) and has further warranted the construction of certain improvements in accordance with the terms and provisions of the Planned Real Estate Development Full Disclosure Act (N.J.S.A. 45:22A-21 et seq.) (“PRED Warranties”).  If required by the New Jersey Department of Community Affairs, Seller will reissue such warranty, as its cost and expense, for each of Model Lots when each Model Lot is conveyed to a third party purchaser.  The Home Warranty and PRED Warranties are collectively known as “ Warranties.”  Seller desires to engage Buyer to supervise any repair work required under the   Warranties.  Buyer’s agreement to supervise and coordinate the repair work under the Warranties shall not be construed as or obligate Buyer to assume the obligations under the Warranties.   Buyer shall engage, on Seller’s behalf, all subcontractors needed to perform the repair (endeavoring to use the Seller’s subcontractors if such subcontractors provided a warranty for the item to be repaired) work under the Warranties, and Seller shall pay all such subcontractors within thirty (30) days after receipt.  If Seller does not pay such subcontractors, Buyer shall have the right to pay such amounts and set off those amounts against the amounts due under the Note.  With respect to any claim for repairs that would cost less than $500 as to any individual repair or less than $1,000 in the aggregate as to all repairs requested to a single home, Buyer shall have the right to determine whether to honor a warranty work request by a homeowner.  As to any warranty work request which would exceed the foregoing limits, Buyer shall not undertake such warranty work without Seller’s prior written consent (which consent shall be deemed to have been given unless Seller objects to such warranty work by written notice to Buyer within ten (10) days following Seller’s receipt of written notice from Buyer of such request).

31.        Seller’s Employees.

             At Closing and in consideration for Seller keeping the sales offices open until the date of Closing and continuing to offer Lots for sale in the normal course of business,  Buyer shall reimburse to Seller one-half of the wages (excluding any employee benefits, such as medical premiums) of the sales staff (being the salesperson, hostess, and selection employee) incurred from the date of this Agreement until Closing.  The amount to be reimbursed to Seller for such wages shall in no event exceed One Thousand Five Hundred Dollars ($1500.00) per week.  In addition, at Closing, Buyer shall reimburse Seller one-half of advertising costs incurred by Seller for advertisements for the Real Property run from the date of this Agreement until Closing, such amount will not exceed the amounts set forth in Exhibit Q attached hereto and made a part hereof.

32.        Performance Bonds.

             Attached hereto and made a part hereof as Exhibit I is a true and correct list of all performance and maintenance bonds posted by Seller, at its sole cost and expense (“ Bonds”) and inspection escrows (“Inspection Escrows”).  The parties agree and acknowledge that the amount of the Inspection Escrows will change since Seller will continue to construct homes and improvements at the Real Property.   The parties shall make good faith efforts and work with each other and the governmental entities holding the Inspection Escrows to obtain a correct accounting of the Inspection Escrows as of the date of Closing.  Buyer, at its cost and expense, shall diligently and in good faith, replace such Bonds and Inspection Escrows as soon as reasonably possible but in no event earlier than the date of Closing. Buyer shall tender the replacement Bonds by the date of Closing.

33.        Village Greenes Community Association.

             Seller has formed Village Greenes Community Association, Inc. (“Association”) and has recorded the Declaration in accordance with the terms and provisions of the POS.  Seller has complied with the terms and provisions of the POS and Declaration.   Buyer acknowledges that it will need to amend the POS to reflect Buyer’s interest in the Lots.  Such amendment shall be subject to review and approval by the New Jersey Department of Community Affairs pursuant to the terms and provisions of Planned Real Estate Development Full Disclosure Act (N.J.S.A. 45:22A-21 et seq.) (“DCA Approval”).   Buyer’s receipt of the DCA Approval is not a condition precedent to Closing hereunder.  Nevertheless, Seller shall cooperate with Buyer and promptly shall provide Buyer with such documentation requested by Buyer in order to facilitate the DCA Approval.  At Closing, Seller shall cause its representatives to resign as directors of the Association to be replaced by Buyer’s representatives.  Immediately upon execution of this   Agreement, Seller shall provide Buyer with the latest financial statements of the Association together with a copy of the latest audit of Association’s funds.

34.        Sales Commissions.

             After Closing, Buyer shall pay all  real estate commissions due and payable on Outstanding Agreements which settle after Closing.  In the event Seller has prepaid such commission or any portion thereof, Buyer shall reimburse Seller the amount of such prepayment at Closing.

35.        Construction Costs.

             At Closing, in addition to the Purchase Price, Buyer shall reimburse Seller the Construction  Costs (as hereinafter defined) pursuant to the Combined Job Cost Activity Report (as agreed to by the parties during the Due Diligence Period) as of the date of Closing for the WIP Lots.  Seller shall prepare a Combined Job Cost Activity Report for each WIP Lot under construction, which shall be agreed to by the parties.  A sample of the Combined Job Cost Activity Report is attached hereto as Exhibit R attached hereto and made part hereof.

             Buyer acknowledges that during the term of this Agreement, Seller will continue to construct homes on the WIP Lots.  Accordingly, the parties agree that the Construction Costs of each WIP Lot will need to be determined by the parties immediately prior to Closing and any work performed on the WIP Lots but not detailed on the Combined Job Cost Activity Report shall be paid by Buyer to the subcontractor (subject to Buyer’s verification of such work).  The term “Construction Costs” shall include the sums expended for wages of Seller’s construction personnel supervising the WIP Lots and such other amounts agreeable to parties as detailed in the Combined Job Cost Activity Report.

36.        Site Improvements.

             The parties acknowledge that Seller has partially completed the site improvements for the Entire Tract.  After Closing, Buyer shall be responsible for completion of the remaining site  improvements.  Accordingly, Seller shall provide Buyer with a Site Credit (as hereinafter defined) equal to the amounts described in Exhibit S.  The Site Credit shall equal the costs to complete the  uncompleted site improvements, including , but not limited to, direct construction costs, bonding fees, inspection fees, dedication costs, installation and replacement of street trees and other landscaping required pursuant to the Governmental Approvals.  The Site Credit shall be allocated in the following manner: (i) if the site work is estimated  by the parties (using reasonable discretion) to be completed within twelve (12) months of the date of Closing, that portion of the Site Credit attributable to such work shall be reimbursed by Seller upon Buyer’s presentation of the invoice for such work, and (ii) if the site work is estimated by the parties (using reasonable discretion) to be completed more than twelve (12) months after the date of Closing, that portion of the Site Credit attributable to such work shall be credited against the principal amount of the Note.  In addition, any amounts needed to repair the existing site improvements (as noted on the Pre-Closing Inspection described in Paragraph 37 below) shall be added to the Site Credit, and allocated in the same manner as the Site Credit.

37.        Pre- Closing Inspection.

             Prior to Closing, representatives of the parties shall inspect the Entire Tract excepting the Settled Lots to determine (i) the condition of the Site Improvements installed by Seller and note any repairs to be made thereto, (ii) stage of completion of the WIP Lots under construction so that the proper amount of Construction Costs can be allocated to such Unit and reimbursed to Seller at Closing, (iii) the stage of completion of the Site Improvements, and (iv) the general state of improvements constructed by Seller.  At such inspection, Buyer and Seller shall detail these items on a written inspection report, to be signed by Buyer and Seller.

38.        Indemnity.

             Seller hereby agrees to indemnify, defend and hold Buyer, its officers, directors, shareholders, employees, representatives, agents, successors and assigns harmless from and against and to reimburse Buyer with respect to all losses, claims, demands, liabilities, obligations, causes of action, damages, costs, expenses, fines, or penalties (including, without limitation, reasonable attorneys’ fees and costs) (collectively, “Losses”) suffered by or asserted against Buyer arising from or relating to (i) Seller’s installation, construction, repair or replacement of any of the improvements (including, but not limited to, the improvements on Settled Lots) existing as of the date of Closing,  (ii) its actions or inaction as Declarant with respect to the Association, (iii) the sale, construction and settlement of any Settled Lots.  This indemnity shall survive for a period of two (2) years after the date of Closing.  Notwithstanding any other provisions of Paragraph 38, no claim for indemnification shall be asserted unless the aggregate of all Losses exceed $50,000, in which case the indemnity shall cover all Losses in excess of $25,000.  Further, any claim for indemnification by Buyer under this Paragraph 38 arising from the turnover to the Association of common areas and improvements therein (including, without limitation, costs of repairs or replacements to such improvements) shall be limited such that Seller’s indemnification obligation (which shall likewise be limited to the extent provided in the immediately preceding sentence) shall be pro rated based on the ratio of Settled Lots to the total number of homes to be built within the Entire Tract as permitted under all applicable governmental approvals.

             Buyer hereby agrees to indemnify, defend and hold Seller, its officers, directors, shareholders, employees, representatives, agents, successors and assigns harmless from and against and to reimburse Seller with respect to all losses, claims, demands, liabilities, obligations, causes of action, damages, costs, expenses, fines, or penalties (including, without limitation, reasonable attorneys’ fees and costs) suffered by or asserted against Seller arising from or relating to (i) Buyer’s installation, construction, repair or replacement of any of the improvements,  (ii) its actions or inaction as Declarant with respect to the Association, and (iii) the sale, construction and settlement by it of any Vacant  Lots, WIP Lots or Affordable Lots.  This indemnity shall survive for a period of two (2) years after the date of Closing.  Notwithstanding any other provisions of Paragraph 38, no claim for indemnification shall be asserted unless the aggregate of all Losses exceed $50,000, in which case the indemnity shall cover all Losses in excess of $25,000. Further, any claim for indemnification by Seller under this Paragraph 38 arising from the turnover to the Association of common areas and improvements therein (including, without limitation, costs of repairs or replacements to such improvements) shall be limited such that Buyer’s indemnification obligation (which shall likewise be limited to the extent provided in the immediately preceding sentence) shall be pro rated based on the ratio of number of Lots conveyed by Buyer to the total number of homes to be built within the Entire Tract as permitted under all applicable governmental approvals.

39.        Counterparts.

             This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

40.        Mutual Cooperation.

             Buyer and Seller agree to mutually cooperate, as required or appropriate to carry out the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SELLER:

ROTTLUND HOMES OF NEW JERSEY, INC

Attest

By:/s/ Steven A. Kahn

BUYER:

ORLEANS HOMEBUILDERS, INC.
By: /s/ Benjamin D. Goldman
Vice-Chairman
ATTEST:	[SEAL]

Lawrence J. Dugan, Assistant Secretary